EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q2 2024 Results

HOUSTON, TX--(July 29, 2024) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the second quarter ended June 30, 2024.
Second Quarter 2024 Highlights
–Revenue of $138.1 million, with revenue increasing quarter over quarter in High Specification Rig and Ancillary segments offsetting declines in wireline completions activity
–High specification rig revenue of $82.7 million set another segment record, and represents a 4% increase from $79.7 million in the first quarter of 2024 and a 7% increase from $77.6 million in second quarter of 2023
–Net income of $4.7 million, or $0.21 per fully diluted share, representing an increase of $5.5 million from the first quarter 2023 net loss of $0.8 million and a decrease of $1.4 million from $6.1 million, or $0.24 per share in second quarter of 2023
–Adjusted EBITDA(1) of $21.0 million representing an improvement of 93% from $10.9 million reported in the first quarter of 2024 and a 4% decrease from $21.9 million reported in second quarter of 2023
–Free Cash Flow(2) of $6.8 million, or $0.30 per share, with year to date Free Cash Flow(2) of $12.3 million, or $0.55 per share
–Share repurchases of 518,200 shares during the second quarter of 2024 for a total value of $5.3 million, with year to date repurchases totaling 1,365,100 shares for a value of $13.8 million, and total repurchases since inception of 3,170,600 shares, representing 14% of shares outstanding.
Management Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “We are proud to report our second quarter results, which we feel represent our OneRanger spirit. After a slow start to the year, the Ranger team
1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net income expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com.
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities before purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1
banded together and developed a strong recovery plan that is proving to be successful. Despite rig count declines of more than 20% from peak levels in 2023, our flagship high specification rig business posted record top line numbers this quarter with strong margins, while our ancillary segment had a near-record quarter and showed strong resilience as well. As a result of the challenging conditions within our wireline completions service line, we have made some tough restructuring decisions to further streamline this business and pivot to more production related services. Our efforts, supported by a more stable market backdrop, have resulted in increased margins in this segment.
Mr. Bodden continued, “We have worked hard over the past couple of years to create more cross-pollination and better collaboration across service lines, and I am proud of how our leadership team has supported this effort and each other. Our company-wide commitment to flawless execution, safety and service quality continues to benefit the Company with more opportunities to gain market share in a fragmented industry. The best evidence of our success in this area is not only our top line growth and resilience in several service lines, but also our year-over-year margin expansion even in the face of wireline revenue declines. Our second quarter EBITDA margins of over 15% were the strongest they have been since the third quarter of 2022. We have gained traction during the summer months and are optimistic as we move into the second half of the year.
“Over the past five quarters, rig count declines have provided an opportunity for Ranger to test its investment proposition as a resilient through-cycle service provider. Over this period and through these declines, we have emerged stronger. We initiated a dividend and have bought back over 14% of the company, deploying cash flows in the best interest of our shareholders and cumulatively returning almost $40 million of capital. Our future prospects are strong and we remain optimistic about our business moving forward. As always, I would like to thank all of the employees of Ranger for their hard work and dedication to the company and our customers,” concluded Mr. Bodden.

CAPITAL RETURNS UPDATE
Since the implementation of the capital returns framework, Ranger has exceeded its commitment of returning at least 25% of Free Cash Flow(2) to shareholders. Year to date, the Company has repurchased 1,365,100 shares of stock for a total value of $13.8 million at an average price of $10.08 per share.
Since the share repurchase program’s inception in 2023 through the end of the quarter, the Company has repurchased a total of 3,170,600 shares, representing over 14% of shares outstanding as of June 30, 2024, for a total value of $32.8 million at an average price of $10.36 per share.
On July 29, 2024, the Board of Directors declared a quarterly cash dividend of $0.05 per share payable August 23, 2024 to common stockholders of record at the close of business on August 9, 2024.
At recent share prices, the Company has a free cash flow yield nearing 20%, highlighting Ranger’s disciplined approach to capital returns and underscoring its strong financial health and commitment to delivering value to shareholders.
PERFORMANCE SUMMARY
For the second quarter of 2024, revenue was $138.1 million, a decrease from $163.2 million in the prior year period and an increase from the first quarter reported revenue of $136.9 million. Year-to-date revenue was $275.0 million, a decrease of 14% from $320.7 million in the prior year. Year over year revenue

EXHIBIT 99.1
declines are due to reduced activity in our Wireline Services segment driven by deteriorating market conditions over the period and pricing pressure in our wireline completions service line.
Cost of services for the second quarter of 2024 was $113.2 million, or 82% of revenue, compared to $136.3 million, or 84% of revenue in the prior year period. The decrease in cost of services as a percentage of revenue from the prior year quarter was primarily attributable to restructuring activities undertaken to adjust for reduced activity in the wireline segment and weaker market activity. General and administrative expenses were $6.9 million for the second quarter of 2024 compared to $7.3 million in the prior year period and $6.7 million in the prior quarter. The decrease in general and administrative expenses was primarily due to decreased employee costs and decreased legal expenses.
Net income totaled $4.7 million for the second quarter of 2024 compared to net income of $6.1 million in the prior year period and net loss of $0.8 million in the prior quarter. Net income, on a year to date basis, decreased from $12.3 million in 2023 to $3.9 million year to date in 2024.
Fully diluted earnings per share was $0.21 for the second quarter of 2024 compared to earnings per share of $0.24 in the prior year period and loss per share of $0.04 in the prior quarter. Fully diluted earnings per share for year to date was $0.17 compared to a diluted earnings per share of $0.49 in the prior year.
Adjusted EBITDA of $21.0 million for the second quarter of 2024 decreased $0.9 million from $21.9 million in the prior year period and increased $10.1 million from $10.9 million in the prior quarter. The year over year decreases were driven by reductions in activity in Wireline Services and certain Ancillary Services lines as well as inflationary pressure on costs. Quarter over quarter increases were driven by increasing activity levels in several service lines and margin improvements due to restructuring efforts.
2024 OUTLOOK
Ranger expects modest further improvement in our third quarter results on a consolidated basis and typical seasonality in the fourth quarter, although year end customer behavior is unpredictable in current market conditions. The High Specification Rigs business is expected to grow revenues modestly year over year despite operator activity levels that have continued to decline during 2024. Our Processing and Ancillary Services segment is expected to have a strong third quarter and Wireline segment results have begun to stabilize over the past two months paving the way for a modest improvement in third quarter results. Ranger has deployed a significant amount of its expected annual capital expenditures in the first half of 2024 and expects a declining capital expenditure profile in the back half of the year.

BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $82.7 million in the second quarter of 2024, an increase of $5.1 million, or 7% relative to the prior year period, and an increase of $3.0 million relative to the prior quarter revenue of $79.7 million. Rig hours increased by 2% to 113,100 from 111,000 in the prior quarter and flat compared to the prior year period. Hourly rig rates increased by 2% to $732 from $718 per hour in the prior quarter, due to customer and asset mix reflecting relatively consistent pricing and operating levels quarter over quarter. Hourly rig rates increased by 6% from $687 in the prior year period. Segment revenue year to date was $162.4 million, an increase of $7.3 million, or 5% relative to year to date 2023. Rig hours decreased by 1% from 225,700 for year to date 2023 to 224,100 for year to date 2024. Hourly

EXHIBIT 99.1
rig rates increased by 5% from $688 per hour for the year to date 2023 to $725 per hour for year to date 2024.
Operating income was $11.8 million in the second quarter of 2024, an increase of $0.3 million, or 3% compared to $11.5 million in the prior year period and an increase of $4.0 million, or 51% compared to $7.8 million in the prior quarter. Adjusted EBITDA was $18.7 million in the second quarter, up from $15.6 million in the prior year period and from $13.6 million in the prior quarter. Operating income was $19.6 million for year to date 2024, a decrease of $3.8 million, or 16% relative to $23.4 million for year to date 2023. Adjusted EBITDA was $32.3 million for year to date 2024, down from $33.0 million year to date 2023.
Wireline Services
Wireline Services segment revenue was $24.5 million in the second quarter of 2024, down $30.0 million, or 55% compared to $54.5 million in the prior year period and down $8.3 million, or 25% compared to $32.8 million in the prior quarter. Our Completions service line reported completed stage counts of 1,700, a decrease of 77% compared to 7,400 in the prior year period and a decrease of 50% compared to 3,400 for the prior quarter. Year to date segment revenue was $57.3 million, down $47.1 million or 45% year to date 2024, compared to $104.4 million for the comparable period in 2023. Completed stage counts decreased by 63% from 13,800 for the 2023 year to date period, compared to 5,100 for the year to date 2024 period.
Revenue Breakdown by Service Line, in millions:

Service Line	FY 2022 Revenue	FY 2023 Revenue	Q1 2024 Revenue	Q2 2024 Revenue
Wireline Completions	$143.6	$134.7	$17.3	$7.5
Wireline Production	36.8	42.2	10.4	11.9
Wireline Pump Down	16.6	22.2	5.1	5.1
Total Wireline Segment Revenue	$197.0	$199.1	$32.8	$24.5
The decrease in revenue and stage count from the prior year and quarter periods is indicative of lower operational activity reflecting the Company's decision to pursue only work with appropriate margins and a shift in activity from completions work to production.
Operating loss was $2.6 million in the second quarter, down $5.4 million, or 193% from operating income of $2.8 million in the prior year period and up $0.3 million, or 10%, from operating loss of $2.9 million for the prior quarter. Adjusted EBITDA was $0.4 million, down 93% from $5.7 million in the prior year period but up 100% from $0.2 million for the prior quarter. Operating loss for year to date 2024 was $5.5 million, down $10.1 million, or 220% from operating income of $4.6 million for year to date 2023. Adjusted EBITDA was $0.6 million for year to date 2024, down from $9.9 million for year to date 2023.

Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $30.9 million in the second quarter of 2024, down $0.2 million, or 1% from $31.1 million for the prior year period and up $6.5 million, or 27% from $24.4 million in the prior quarter. The increase from the prior quarter was largely attributable to increased operational activity. Segment revenue was $55.3 million for year to date 2024, down $5.9 million, or 10% from $61.2 million for year to date 2023. The decrease in revenue was primarily

EXHIBIT 99.1
attributable to the decrease in operational activity within the coil tubing services in the first quarter of 2024.
Operating income in this segment was $5.2 million in the second quarter, up from $4.2 million in the prior year period and up from $0.5 million in the prior quarter. Adjusted EBITDA was $7.3 million, up from $5.6 million in the prior year period and up compared to $2.5 million in the prior quarter. Operating income was $5.7 million for year to date 2024, down from $7.6 million in the prior year period. Adjusted EBITDA was $9.8 million for year to date 2024, compared to $10.6 million in the prior year period.

BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of June 30, 2024, the Company had $72.2 million of liquidity, consisting of $63.5 million of capacity on its revolving credit facility and $8.7 million of cash on hand. This compares to the prior year period end of June 30, 2023 when the Company had $69.1 million of liquidity, consisting of $62.7 million of capacity on its revolving credit facility and $6.4 million of cash on hand.
Cash provided by Operating Activities for year to date 2024 is $34.1 million, compared to $40.9 million over the same period in 2023. The Company’s Free Cash Flow(2) of $12.3 million for year to date 2024 compares to Free Cash Flow(2) of $28.0 million in the prior year period primarily due to heavier capital expenditures during 2024 in support of expanding customer relationships.
The Company had capital expenditures of $21.8 million, compared to $12.9 million over the same period in 2023. Year to date, the Company has deployed approximately $8 million toward growth capital expenditures on more modern equipment that is more marketable at better pricing, updates to technology offerings or expanded service offerings with new customer contracts previously announced. Many of these investments are the result of specific customer requests and will strengthen our customer relationships and provide for improved returns and better pricing in future periods.

EXHIBIT 99.1

Conference Call
The Company will host a conference call to discuss its results from the second quarter of 2024 on Tuesday, July 30, 2024, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties described occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our current and past filings with the U.S. Securities and Exchange Commission (“SEC”). These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at www.sec.gov. These risks include, but are not limited to, the risks described under “Part I, Item 1A, Risk Factors” in our Annual Report on 10-K filed with the SEC on March 5, 2024, and those set forth from time-to-time in other filings by the Company with the SEC.

EXHIBIT 99.1
All forward looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law any forward-looking statement speaks only as of the date on which is it made. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this cautionary statement, to reflect events or circumstances after the date of this press release.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2024	2023	2024	2023
Revenue
High specification rigs	$79.7	$82.7	$77.6	$162.4	$155.1
Wireline services	32.8	24.5	54.5	57.3	104.4
Processing solutions and ancillary services	24.4	30.9	31.1	55.3	61.2
Total revenue	136.9	138.1	163.2	275.0	320.7

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	66.3	65.3	62.0	131.6	122.1
Wireline services	32.6	24.2	48.8	56.8	94.5
Processing solutions and ancillary services	21.9	23.7	25.5	45.6	50.6
Total cost of services	120.8	113.2	136.3	234.0	267.2
General and administrative	6.7	6.9	7.3	13.6	15.7
Depreciation and amortization	11.2	11.0	8.7	22.2	18.7
Gain on sale of assets	(1.3)	(0.3)	(0.5)	(1.6)	(1.5)
Total operating expenses	137.4	130.8	151.8	268.2	300.1

Operating income (loss)	(0.5)	7.3	11.4	6.8	20.6

Other expenses
Interest expense, net	0.8	0.6	0.9	1.4	2.1
Loss on debt retirement	—	—	2.4	—	2.4
Total other expenses, net	0.8	0.6	3.3	1.4	4.5

Income (loss) before income tax expense (benefit)	(1.3)	6.7	8.1	5.4	16.1
Income tax expense (benefit)	(0.5)	2.0	2.0	1.5	3.8
Net income (loss)	(0.8)	4.7	6.1	3.9	12.3

Income (loss) per common share:
Basic	$(0.04)	$0.21	$0.25	$0.17	$0.49
Diluted	$(0.04)	$0.21	$0.24	$0.17	$0.49
Weighted average common shares outstanding
Basic	22,738,286	22,364,422	24,840,569	22,363,364	24,890,178
Diluted	22,738,286	22,480,448	25,188,123	22,488,177	25,249,026

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$8.7	$15.7
Accounts receivable, net	70.2	85.4
Contract assets	22.0	17.7
Inventory	6.5	6.4
Prepaid expenses	6.4	9.6
Assets held for sale	0.6	0.6
Total current assets	114.4	135.4

Property and equipment, net	230.0	226.3
Intangible assets, net	6.0	6.3
Operating leases, right-of-use assets	8.3	9.0
Other assets	0.9	1.0
Total assets	$359.6	$378.0

Liabilities and Stockholders' Equity
Accounts payable	23.8	31.3
Accrued expenses	28.7	29.6
Other financing liability, current portion	0.6	0.6
Long-term debt, current portion	—	0.1
Short-term lease liability	7.9	7.3
Other current liabilities	0.5	0.1
Total current liabilities	61.5	69.0

Long-term lease liability	14.5	14.9
Other financing liability	10.6	11.0
Deferred tax liability	12.5	11.3
Total liabilities	$99.1	$106.2

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 26,087,524 shares issued and 22,365,096 shares outstanding as of June 30, 2024; 25,756,017 shares issued and 23,398,689 shares outstanding as of December 31, 2023	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of June 30, 2024 and December 31, 2023	—	—
Less: Class A Common Stock held in treasury at cost; 3,722,428 treasury shares as of June 30, 2024 and 2,357,328 treasury shares as of December 31, 2023	(36.9)	(23.1)
Retained earnings	30.0	28.4
Additional paid-in capital	267.1	266.2
Total controlling stockholders' equity	260.5	271.8
Total liabilities and stockholders' equity	$359.6	$378.0

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities
Net income	$3.9	$12.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22.2	18.7
Equity based compensation	2.7	2.4
Gain on disposal of property and equipment	(1.6)	(1.5)
Deferred income tax expense	1.2	3.8
Loss on debt retirement	—	2.4
Other expense, net	0.6	0.9
Changes in operating assets and liabilities
Accounts receivable	15.1	15.8
Contract assets	(4.3)	(4.2)
Inventory	(0.1)	(1.8)
Prepaid expenses and other current assets	3.2	2.0
Other assets	0.7	0.9
Accounts payable	(7.4)	(2.3)
Accrued expenses	(1.3)	(7.2)
Other current liabilities	(1.2)	(0.1)
Other long-term liabilities	0.4	(1.2)
Net cash provided by operating activities	34.1	40.9

Cash Flows from Investing Activities
Purchase of property and equipment	(21.8)	(12.9)
Proceeds from disposal of property and equipment	1.5	4.7
Net cash used in investing activities	(20.3)	(8.2)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	11.4	298.6
Principal payments on Revolving Credit Facility	(11.4)	(301.1)
Principal payments on Eclipse M&E Term Loan Facility	—	(10.4)
Principal payments on Secured Promissory Note	—	(6.2)
Principal payments on financing lease obligations	(2.6)	(2.7)
Principal payments on other financing liabilities	(0.3)	(0.5)
Dividends paid to Class A Common Stock shareholders	(2.3)	—
Shares withheld for equity compensation	(1.7)	(0.9)
Payments on Other Installment Purchases	(0.1)	(0.2)
Repurchase of Class A Common Stock	(13.8)	(5.9)
Deferred financing costs on Wells Fargo	—	(0.7)
Net cash used in financing activities	(20.8)	(30.0)

Increase (decrease) in cash and cash equivalents	(7.0)	2.7
Cash and cash equivalents, Beginning of Period	15.7	3.7
Cash and cash equivalents, End of Period	$8.7	$6.4

Supplemental Cash Flow Information
Interest paid	$0.9	$0.6
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$0.1	$—
Additions to fixed assets through installment purchases and financing leases	$(3.7)	$(3.4)
Additions to fixed assets through asset trades	$(4.2)	$(1.1)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2024
Net income (loss)	$11.8	$(2.6)	$5.2	$(9.7)	$4.7
Interest expense, net	—	—	—	0.6	0.6
Income tax expense	—	—	—	2.0	2.0
Depreciation and amortization	5.6	2.9	2.0	0.5	11.0
EBITDA	17.4	0.3	7.2	(6.6)	18.3
Equity based compensation	—	—	—	1.4	1.4
Gain on disposal of property and equipment	—	—	—	(0.3)	(0.3)
Severance and reorganization costs	0.7	0.1	0.1	0.1	1.0
Acquisition related costs	0.1	—	—	—	0.1
Legal fees and settlements	0.5	—	—	—	0.5
Adjusted EBITDA	$18.7	$0.4	$7.3	$(5.4)	$21.0

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended March 31, 2024
Net income (loss)	$7.8	$(2.9)	$0.5	$(6.2)	$(0.8)
Interest expense, net	—	—	—	0.8	0.8
Income tax benefit	—	—	—	(0.5)	(0.5)
Depreciation and amortization	5.6	3.1	2.0	0.5	11.2
EBITDA	13.4	0.2	2.5	(5.4)	10.7
Equity based compensation	—	—	—	1.2	1.2
Gain on disposal of property and equipment	—	—	—	(1.3)	(1.3)
Acquisition related costs	0.2	—	—	0.1	0.3
Adjusted EBITDA	$13.6	$0.2	$2.5	$(5.4)	$10.9

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2023
Net income (loss)	$11.5	$2.8	$4.2	$(12.4)	$6.1
Interest expense, net	—	—	—	0.9	0.9
Income tax expense	—	—	—	2.0	2.0
Depreciation and amortization	4.1	2.9	1.4	0.3	8.7
EBITDA	15.6	5.7	5.6	(9.2)	17.7
Equity based compensation	—	—	—	1.2	1.2
Loss on retirement of debt	—	—	—	2.4	2.4
Gain on disposal of property and equipment	—	—	—	(0.5)	(0.5)
Severance and reorganization costs	—	—	—	0.2	0.2
Acquisition related costs	—	—	—	0.9	0.9
Adjusted EBITDA	$15.6	$5.7	$5.6	$(5.0)	$21.9

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Six Months Ended June 30, 2024
Net income (loss)	$19.6	$(5.5)	$5.7	$(15.9)	$3.9
Interest expense, net	—	—	—	1.4	1.4
Income tax expense	—	—	—	1.5	1.5
Depreciation and amortization	11.2	6.0	4.0	1.0	22.2
EBITDA	30.8	0.5	9.7	(12.0)	29.0
Equity based compensation	—	—	—	2.6	2.6
Gain on disposal of property and equipment	—	—	—	(1.6)	(1.6)
Severance and reorganization costs	0.7	0.1	0.1	0.1	1.0
Acquisition related costs	0.3	—	—	0.1	0.4
Legal fees and settlements	0.5	—	—	—	0.5
Adjusted EBITDA	$32.3	$0.6	$9.8	$(10.8)	$31.9

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Six Months Ended June 30, 2023
Net income (loss)	$23.4	$4.6	$7.6	$(23.3)	$12.3
Interest expense, net	—	—	—	2.1	2.1
Income tax expense	—	—	—	3.8	3.8
Depreciation and amortization	9.6	5.3	3.0	0.8	18.7
EBITDA	33.0	9.9	10.6	(16.6)	36.9
Equity based compensation	—	—	—	2.3	2.3
Loss on retirement of debt	—	—	—	2.4	2.4
Gain on disposal of property and equipment	—	—	—	(1.5)	(1.5)
Severance and reorganization costs	—	—	—	0.4	0.4
Acquisition related costs	—	—	—	1.5	1.5
Adjusted EBITDA	$33.0	$9.9	$10.6	$(11.5)	$42.0

EXHIBIT 99.1

Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Six Months Ended
	June 30, 2024	June 30, 2023
Net cash provided by operating activities	$34.1	$40.9
Purchase of property and equipment	(21.8)	(12.9)
Free Cash Flow	$12.3	$28.0

EBITDA	$31.9	$42.0
Free cash Flow conversion - Free cash flow as a percentage of EBITDA	39%	67%